EXHIBIT 23.1

THERESA M. DROUILLARD, CPA
MICHAEL C. FRIEDMAN, CPA
DANIEL I. LAVIS, MPA, CPA
VICTOR G. RAMSAUER, CPA
THOMAS E. REX, CPA
BRUCE A. STRUMLAUF, MS, CPA
KIM W. UFFORD, CPA, ASA

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-132850) of our report dated March 17, 2009, relating to the financial statements of Lpath, Inc. for the years ended December 31, 2008 and 2007, which appears in the Prospectus which is part of this Registration Statement. We also consent to the reference to us under the heading “Interest of Named Experts and Counsel” in such Prospectus.

San Diego, California
April 27, 2009

T: 619.238.1077 • WWW.LZ-CPA.COM • F: 619.696.8614

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